                 Exhibit 99.1
N E W S R E L E A S E

Contact:	Investor Relations Inquiries
Edmund E. Kroll, Jr.
Senior Vice President, Finance & Investor Relations
(212) 759-0382

Media Inquiries
Marcela Manjarrez-Hawn
Senior Vice President and Chief Communications Officer
(314) 445-0790

FOR IMMEDIATE RELEASE

CENTENE CORPORATION ANNOUNCES TWO-FOR-ONE STOCK SPLIT IS EFFECTIVE

ST. LOUIS, MISSOURI (February 7, 2019) - Centene Corporation (NYSE: CNC) announced today that it has effected on February 6, 2019, a two-for-one stock split of its shares of common stock in the form of a 100% stock dividend distributed on February 6, 2019 to stockholders of record as of December 24, 2018.
Centene's shares of common stock are listed on the New York Stock Exchange under the symbol "CNC" and will begin trading today, February 7, 2019, at the split-adjusted price.
As previously reported, on January 28, 2019, Centene held a special meeting of stockholders at its headquarters in St. Louis, Missouri. At the special meeting, the stockholders approved an amendment to Centene's Certificate of Incorporation to increase the number of authorized shares of Centene common stock, par value $0.001 per share, from 400,000,000 shares of common stock to 800,000,000 shares of common stock. The amendment to Centene's Certificate of Incorporation became effective on February 6, 2019.

About Centene Corporation
Centene Corporation, a Fortune 100 company, is a diversified, multi-national healthcare enterprise that provides a portfolio of services to government sponsored and commercial healthcare programs, focusing on under-insured and uninsured individuals. Many receive benefits provided under Medicaid, including the State Children’s Health Insurance Program (CHIP), as well as Aged, Blind or Disabled (ABD), Foster Care and Long-Term Services and Supports (LTSS), in addition to other state-sponsored programs, Medicare (including the Medicare prescription drug benefit commonly known as “Part D”), dual eligible programs and programs with the U.S. Department of Defense. Centene also provides healthcare services to groups and individuals delivered through commercial health plans. Centene operates local health plans and offers a range of health insurance solutions. It also contracts with other healthcare and commercial organizations to provide specialty services including behavioral health management, care management software, correctional healthcare services, dental benefits management, commercial programs, home-based primary care services, life and health management, vision benefits management, pharmacy benefits management, specialty pharmacy and telehealth services.
Centene uses its investor relations website to publish important information about the Company, including information that may be deemed material to investors. Financial and other information about Centene is routinely posted and is accessible on Centene’s investor relations website, http://www.centene.com/investors.